BARRY L. FRIEDMAN, P.C.

Certified Public Accountant

1582 TULITA DRIVE
LAS VEGAS, NEVADA 89123
OFFICE (702) 361-8414
FAX NO. (702) 896-0278

September 3, 1999

To Whom It May Concern:

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of September 3, 1999, on the Financial Statements of Finders Keepers, Inc., as of September 2, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/S/Barry L. Friedman

Certified Public Accountant